EXHIBIT 10.6

MITCHAM INDUSTRIES, INC.
STOCK APPRECIATION RIGHTS AGREEMENT
(1998 STOCK AWARDS PLAN)

     THIS STOCK APPRECIATION RIGHTS AGREEMENT (the “SAR Agreement”) is between Mitcham Industries, Inc., a Texas corporation (the “Company”), and                     (the “Employee”), which parties agree as follows:

     1. Introduction. The Company has adopted the Mitcham Industries, Inc. 1998 Stock Awards Plan (the “Plan”) to provide employees upon whom the responsibilities of the successful administration and management of the Company rest additional incentive and reward opportunities designed to advance the Company’s profitable growth. The Company, acting through the Committee, has determined that its interests will be advanced by issuing the Employee Stock Appreciation Rights under the Plan. All capitalized terms in this SAR Agreement not defined in this SAR Agreement will have the meanings given to them in the Plan.

     2. Grant of Stock Appreciation Rights. The Company hereby irrevocably grants to the Employee                     Stock Appreciation Rights under the terms and conditions set forth herein and in the Plan. A “Stock Appreciation Right” is the right to receive a payment from the Company in an amount equal to the “Spread,” which is defined as the excess of the Fair Market Value of one share of common stock, $.01, par value (the “Stock”) of the Company at the Exercise Date (defined in Section 5) over a specified price (the “Award Price”) fixed by the Committee which is not less than 100% of the Fair Market Value of the Stock at the grant date of the Stock Appreciation Rights. If the Stock Appreciation Rights are granted in tandem with an Option, the Employee’s exercise of the Stock Appreciation Rights will result in his exercise of the related option at the same time.

     3. Award Price. The Award Price of the Stock Appreciation Rights to the Employee is $                    per Stock Appreciation Right.

     4. Stock Appreciation Right Period. The Employee may exercise the Stock Appreciation Rights, in whole or in part, during a ten-year period beginning                                       ,                     (the “Date of Grant”) (the “SAR Period”), except that they may not be exercised (a) at any time before the expiration of the Date of Grant; or (b) for more than a percentage of the aggregate number of Stock Appreciation Rights granted by this SAR Agreement determined by the number of full years of the Employee’s employment with the Company or its Affiliates from the Date of Grant to the Exercise Date (the “Vested SARs”), as follows:

Number of	Percentage
Full Years	Exercisable

Notwithstanding anything in this SAR Agreement to the contrary, the Committee, in its sole discretion, may waive the foregoing schedule of vesting and accelerate the earliest date or dates on which any of the Stock Appreciation Rights are exercisable.

     5. Procedure for Exercise. The Employee may exercise Vested SARs by delivering written notice to the Secretary of the Company including the number of Vested SARs being exercised and the date on which such exercise is to be effective (“Exercise Date”). Upon the Employee’s exercise of Vested SARs under this SAR Agreement, the Company shall pay the Employee, within thirty (30) days of the Exercise Date, an amount equal to the product of (i) the number of Vested SARs exercised, multiplied by (ii) the Spread. Such payment will be made, in the Committee’s discretion, in (a) cash, (b) shares of Stock with a Fair Market Value equal to the amount of the payment, or (c) a combination of cash and shares of Stock.

     6. Termination of Employment. If the Employee ceases to be employed by the Company or its Affiliates for any reason other than death or disability, all Stock Appreciation Rights, whether vested or not, granted to the Employee shall expire upon such termination of employment. However, the Committee may allow the Employee to exercise all or a portion of the Employee’s Vested SARs for a period of time after the Employee’s termination of employment hereunder.

     7. Death or Disability. If the Employee dies or is determined to be disabled while employed by the Company or its Affiliates, then the Employee, the guardian of the Employee’s estate, the executor or administrator of the Employee’s estate or the person or persons to whom the Employee’s rights under this SAR Agreement pass by will or the laws of descent and distribution, may exercise all Vested SARs at any time and from time to time, within a one-year period after such death or determination of disability. However, the Vested SARs may not be exercised after the SAR Period. The Employee shall be deemed to be disabled if, in the opinion of a physician selected by the Committee, the Employee incapable of performing for the Company services of the kind he was performing at the time the disability occurred, due to any medically determinable physical or mental impairment that can be expected to result in death or to continue indefinitely. The date of determination of disability for purposes hereof shall be the date of such physician’s determination.

     8. Expiration of Stock Appreciation Rights. Any Stock Appreciation Rights exercised under this Agreement shall expire automatically as of the Exercise Date. Stock Appreciation Rights shall also expire upon the Employee’s termination of employment with the Company or its Affiliates in accordance with Sections 6 and 7 above.

     9. Extraordinary Corporate Transactions. Solely for purposes of the Plan and this SAR Agreement, each Stock Appreciation Right has been equated with one share of Stock as constituted on the execution date of this SAR Agreement. If, after the execution of this SAR Agreement, the Company is recapitalized or otherwise changes its capital structure or the number of issued and outstanding shares of Stock as a result of a share dividend or a subdivision or consolidation of shares without receipt of consideration by the Company, the number of Stock Appreciation Rights previously granted to the Employee shall be appropriately adjusted as provided under the Plan. If there is a “Change of Control” all Stock Appreciation Rights shall immediately vest and be fully exercisable.

     10. Requirements of Law. The granting of Stock Appreciation Rights shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

     11. Withholding of Tax. To the extent that the exercise or disposition of the Stock Appreciation Rights results in compensation income to the Employee for federal or state income tax purposes, the Employee shall pay to the Company at the time of such exercise or disposition such amount of money as the Company may require to meet its obligations under applicable tax laws or regulations. If the Employee fails to do so, the Company is authorized to withhold any such tax from any cash remuneration then or thereafter payable to the Employee, or may otherwise refuse to issue or transfer any shares otherwise required to be issued or transferred under this SAR Agreement.

     12. No Right to Employment. The Employee shall be considered to be in the employment of the Company or its Affiliates as long as he remains employed on a full-time basis by the Company or its Affiliates, or any corporation to which substantially all of the assets and business of the Company are transferred. The Committee shall determine whether and when there has been a termination of the Employee’s employment and the cause of such termination, and its determination shall be final. Nothing in this SAR Agreement or the granting of Stock Appreciation Rights shall confer on the Employee the right to continued employment by the Company or its Affiliates or affect in any way the right of the Company or its Affiliates to terminate such employment at any time.

     13. Resolution of Disputes. As a condition of the granting of the Stock Appreciation Rights, the Employee and his heirs and successors agree that the Committee shall determine and resolve in its sole discretion and judgment, any dispute or disagreement that arises hereunder, and that any such determination and any resolution of the terms of this SAR Agreement shall be final, binding and conclusive upon the Company, the Employee, his heirs and personal representatives.

     14. Prohibition Against Assignment or Encumbrance. Except as provided in Sections 7 and 15, no right, title, interest or benefit hereunder shall ever be transferable or liable for or charged with any of the torts or obligations of the Employee or any person claiming under the Employee, or be subject to seizure by any creditor of the Employee or any person claiming under the Employee. The Employee shall not nor any person claiming under the Employee anticipate or dispose of any right, title, interest or benefit hereunder in any manner until the same shall have been actually distributed free and clear under the terms of this SAR Agreement.

     15. Beneficiary Designation. The Employee may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this SAR Agreement is to be paid in the case of the death of the Employee before he receives any or all of such benefit. Each designation will revoke all prior designations by the Employee, shall be in a form prescribed by the Committee, and will be effective only when filed by the Employee in writing with the Committee during his lifetime. In the absence of any such designation, benefits remaining unpaid at the Employee’s death shall be paid to his estate.

     16. Notices. Every notice hereunder shall be in writing and shall be given by registered or certified mail. All notices of the exercise of any Stock Appreciation Rights hereunder shall be directed to Mitcham Industries, Inc., 44000 Highway 75 South, P. O. Box 1175, Huntsville, Texas 77342. Attention: Secretary. Any notice given by the Company to the Employee directed to him at his address on file with the Company shall be effective to bind him and any other person who shall acquire rights hereunder. The Company has no obligation to advise the Employee of the existence, maturity or termination of any of the Employee’s rights hereunder. The Employee shall be deemed to have familiarized himself or herself with all matters contained in this SAR Agreement and in the Plan that may affect any of the Employee’s rights or privileges hereunder.

     17. SAR Agreement Subject to Plan. This SAR Agreement is subject to the Plan. The terms and provisions of the Plan (including any amendments thereto) are hereby incorporated in this SAR Agreement by reference thereto. If there is a conflict between any term or provision contained in this SAR Agreement and a term or provision of the Plan, the terms and provisions of the Plan will govern and prevail.

     18. Binding Effect. This SAR Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Employee.

     19. Employee Rights Unsecured. The right of the Employee to receive payment under this SAR Agreement shall be an unsecured claim against the general assets of the Company. The Employee shall have no right in or against any assets of the Company.

     20. Governing Law. This SAR Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

DATED                                       ,                    .

MITCHAM INDUSTRIES, INC.

By:

Name:

Title:

THE EMPLOYEE

4